Exhbit 99.01

                             MUTUAL RELEASE AND
                      SATISFACTION OF PROMISSORY NOTE
                            AND LICENSE AGREEMENT

This Mutual Release and Satisfaction of Promissory Note and License Agreement ("Agreement") is made and entered into this 29th day of January, 2004 ("the "Effective Date") by and between Cordia Corporation, a Nevada corporation with offices located at 445 Hamilton Avenue, Suite 408, White Plains, New York 10601 (hereinafter referred to as "Cordia") and West Lane Group, Inc., a New York corporation with offices located at 728 Post Road East, Westport, Connecticut, 06880 (hereinafter referred to as "West Lane").

WHEREAS, West Lane executed a Promissory Note dated March 3, 2003 payable to Cordia in the amount of $750,000 with a current balance of $720,000 after West Lane's transfer of 100,000 shares of Cordia Common Stock with a market value of $0.30.

WHEREAS, ISG Group, Inc., a subsidiary of West Lane, entered into a License Agreement whereby Cordia granted ISG Group, Inc. an unlimited license to SUBRO AGS and ISG Group, Inc. agreed to pay a total of $250,000 of which $154,000 has been paid to date after West Lane's transfer of 100,000 shares of Cordia Common Stock with a market value of $0.30, leaving a balance of $96,000 to be paid in installments of $6,000 for a period of sixteen months.

WHEREAS, by correspondence dated January 4, 2004, West Lane notified Cordia that it would encounter difficulty raising the funds necessary to continue payments under the terms of the License Agreement and to pay off the Promissory Note.

WHEREAS, by correspondence dated January 4, 2004, West Lane offered as a settlement, the transfer to Cordia of 1,412,500 shares of Cordia Common Stock held by West Lane and or its affiliates or subsidiary plus a fifteen month option to purchase 100,000 shares of Cordia Common Stock at $0.40 in full satisfaction of the License Agreement and Promissory Note upon the terms and subject to the conditions hereinafter set forth and Cordia has agreed to the stock transfer.

WHEREAS, the transfer of common stock in full settlement of the Promissory Note and License Agreement has been approved by Cordia's Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the transfer of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1. Stock Transfer.

On the Effective Date of this Agreement, West Lane will cause to be transferred to Cordia 1,412,500 shares of Cordia Corporation Common Stock with a current market value of $0.40 per share to fully satisfy West Lane's obligation under the Promissory Note and License Agreement.

West Lane will also execute contemporaneously with this Agreement, a stock option agreement granting Cordia the right to purchase 100,000 shares of Cordia's Common Stock for a period of fifteen (15) months at $0.40.

2. Representations and Warranties.

West Lane represents and warrants to Cordia that:

     (a) the shares will be validly transferred; and
     (b) The transfer and delivery of the shares to Cordia under the Agreement does not violate: (i) West Lane's charter documents; (ii) any agreement to which West Lane is a party; or (iii) any applicable federal or state statute, rule and/or regulation.

3. Mutual Release.

Cordia does hereby release, cancel, forgive and forever discharge the obligations of West Lane under the terms of the Promissory Note executed March 3, 2003 and the obligations of ISG Group, Inc. under the terms of the License Agreement executed March 3, 2003 from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise from the first day of the world, including this day and each day hereafter, and Cordia does specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Agreement.

West Lane, on behalf of itself and its subsidiary and affiliate, does hereby release, cancel, forgive and forever discharge the obligations of Cordia, including the provision of software updates and maintenance, under the terms of the License Agreement executed March 3, 2003 from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise from the first day of the world, including this day and each day hereafter, and West Lane on behalf of itself and its subsidiary and affiliate does specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Agreement.

4. Ownership of Software.

In consideration of the above noted transaction West Lane and ISG Group and all successor and assigns have been conveyed title to and herby purchases from Cordia all rights, title and interest in the underlying source code and development of source code of SUBRO AGS, including all applicable copyrights, trade secrets, patents and other intellectual rights therein.

ISG shall retain the exclusive right to the name SUBRO AGS and applicable trademarks associated with that name. ISG shall retain the non-exclusive worldwide right and unlimited license to use, copy, distribute, resell SUBRO AGS, and sublicensing rights of any of the foregoing.

5. Entire Agreement.

This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6. Governing Law.

This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in New York County, State of New York. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

7. Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8. Severability.

In the event that one or more provisions contained in this Agreement are for any reason held to be unenforceable in any respect, such unenforceability shall not affect any other term or condition of this agreement and this agreement shall be construed as if the unenforceable provision was not contained in this agreement.

9. Counterparts.

This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

West Lane Group, Inc.                    Cordia Corporation

     /s/                                            /s/
By:                                    By:

        Keith Minella                 Patrick Freeman
                                              Chief Executive Officer


                                                  February 6, 2004
          ( Date )                              ( Date )